Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Federal Court in California Awards AngioScore $20 Million Plus Disgorgement in Breach of Fiduciary Duty Case

COLORADO SPRINGS, Colo. (July 2, 2015) - The Spectranetics Corporation (NASDAQ: SPNC) today announced that the U.S. District Court for the Northern District of California has ruled in favor of its wholly-owned subsidiary, AngioScore Inc., in a lawsuit filed by AngioScore seeking damages for breach of fiduciary duty against Eitan Konstantino, a former board member of AngioScore and founder of TriReme Medical, LLC, Quattro Vascular Pte Ltd. and QT Vascular Ltd. (SGX: 5I0). The Court found that Konstantino breached his fiduciary duties to AngioScore, that TriReme and Quattro aided and abetted that breach, and that QT Vascular is liable for the acts of TriReme and Quattro. The Court awarded AngioScore $20.034 million against all defendants plus disgorgement from Konstantino of all benefits he accrued from his breach of fiduciary duties, including amounts he received for assigning his intellectual property rights to the Chocolate balloon, a royalty on past and future sales of the Chocolate balloon, and all of his shares and options in QT Vascular. Under the indemnification agreement between AngioScore and Konstantino, AngioScore will seek to recover attorney fees and costs previously advanced to Konstantino.

In its ruling, the Court found that Konstantino, a former co-founder, officer and member of the board of directors of AngioScore, breached his fiduciary duties to AngioScore by developing the Chocolate balloon catheter while serving on the AngioScore board and failing to present that corporate opportunity to AngioScore. Konstantino subsequently launched the product through TriReme, Quattro and QT Vascular.

Spectranetics acquired AngioScore in June 2014.

About Spectranetics
SPNC develops, manufactures, markets and distributes medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 65 countries and are used to treat arterial blockages in the heart and legs and in the removal of pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee, the AngioSculpt® scoring balloon used in both peripheral and coronary procedures and Stellarex™ drug-coated balloon peripheral angioplasty platform, which received European CE mark approval in December 2014. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.